Media Contact: Mary Ellen Keating Senior Vice President Corporate Communications Barnes & Noble, Inc. (212) 633-3323 mkeating@bn.com	Investor Contacts: Joseph J. Lombardi Chief Financial Officer Barnes & Noble, Inc. (212) 633-3215 jlombardi@bn.com
Andy Milevoj Director of Investor Relations Barnes & Noble, Inc. (212) 633-3489 amilevoj@bn.com

BARNES & NOBLE ADOPTS STOCKHOLDER RIGHTS PLAN

New York, NY (November 17, 2009)—Barnes & Noble, Inc. (“Barnes & Noble”) (NYSE: BKS), the world’s largest bookseller, today announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan (the “Rights Plan”) under which stockholders will receive rights to purchase shares of a new series of preferred stock in certain circumstances.

The Board adopted the Rights Plan in response to the recent rapid accumulation of a significant portion of Barnes & Noble’s outstanding common stock. The Rights Plan is intended to protect the Company and its stockholders from efforts to obtain control of the Company that are inconsistent with the best interests of the Company and its stockholders.

Consistent with Barnes & Noble’s commitment to good corporate governance, the rights will expire in three years and the Company intends to submit the Rights Plan for stockholder ratification within 12 months.

Under the terms of the Rights Plan, the rights will expire on November 17, 2012. The rights will be exercisable if a person or group, without Board approval, acquires 20% or more of Barnes & Noble’s common stock or announces a tender offer which results in the ownership of 20% or more of Barnes & Noble’s common stock.  The rights also will be exercisable if a person or group that already owns 20% or more of Barnes & Noble common stock, without Board approval, acquires any additional shares (other than pursuant to Barnes & Noble’s compensation or benefit plans). If the rights become exercisable, all rights holders (other than the person triggering the rights) will be entitled to acquire Barnes & Noble’s common stock at a 50% discount.

The rights will trade with Barnes & Noble’s common stock, unless and until they are separated upon the occurrence of certain future events.  Barnes & Noble’s Board may terminate the Rights Plan or redeem the rights prior to the time the rights are triggered. Further details of the Rights Plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission.

About Barnes & Noble, Inc.
Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 774 bookstores in 50 states. Barnes & Noble is the nation’s top bookseller brand for the sixth year in a row, as determined by a combination of the brand’s performance on familiarity, quality, and purchase intent; the top bookseller in quality for the second year in a row and the number two retailer in trust, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites, which also features hundreds of thousands of titles in its eBookstore (www.bn.com/ebooks).   Customers can buy and read eBooks on a wide range of platforms, including the iPhone and iPod touch, BlackBerry® smartphones, as well as most Windows® and Mac® laptops or full-sized desktop computers.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate website: www.barnesandnobleinc.com.

FORWARD-LOOKING STATEMENT

This press release contains “forward-looking statements.”  Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company.  These statements are subject to risks and uncertainties that could cause actual results to differ materially.  These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the Company’s products, possible disruptions in the Company’s computer or telephone systems, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the Company’s online and other initiatives, the performance and successful integration of acquired businesses, the success of the Company’s strategic investments, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the Company’s stock option practices, product shortages, and other factors which may be outside of the Company’s control.   Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.